     As filed with the Securities and Exchange Commission on July 10, 2000
                                                      Registration No. 333-32548

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        POST EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                          TeleServices Internet Group Inc.
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                                 (Exact name of Company as specified in its charter)

                         Florida                                                           59-2773602
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(State or other jurisdiction of incorporation or organization)                 (I.R.S. Employer Identification No.)

100 Second Avenue South, Suite 1000, St. Petersburg, Florida                                               33701
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(Address of Principal Executive Offices)                                                                 (Zip Code)

                                            TSIG.com Incentive Stock Plan
-------------------------------------------------------------------------------------------------------------------
                                              (Full title of the plan)

                  Paul W. Henry, 100 Second Avenue South, Suite 1000, St. Petersburg, Florida 33701
-------------------------------------------------------------------------------------------------------------------
                                       (Name and address of agent for service)

                                                    (813) 895-4410
-------------------------------------------------------------------------------------------------------------------
                             (Telephone number, including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE

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                                                    Proposed maximum       Proposed maximum
  Title of securities         Amount to be           Offering price       Aggregate offering          Amount of
    To be registered           Registered              per share                 Price          Registration fee (1)
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
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

                                 Not Applicable



INCORPORATION OF DOCUMENTS BY REFERENCE.

         In this post-effective amendment, references to "Company", "we", "our" and "us" refer to TeleServices Internet Group Inc.

         The Securities and Exchange Commission ("SEC") allows us to
"incorporate by reference" information into this post-effective amendment, which means that we can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this post-effective amendment, except for any information superseded by information in this post-effective amendment. The following documents previously filed by us with the SEC pursuant to the Securities Exchange Act of 1934 are incorporated into this post-effective amendment by reference:

1. The Company's Initial Registration Statement on Form S-8 ("Registration
   Statement"), SEC File No. 333-32548, filed with the SEC on March 15, 2000.

2. The Company's Annual Report on Form 10-KSB for the fiscal year ended December
   31, 1999.

3. The Company's Quarterly Report on Form 10-QSB for the fiscal period ended
   March 31, 2000.

4. The Company's Reports on Form 8-K filed March 16, 2000; June 15, 2000; and
   July 5, 2000.

5. The Company's consolidated financial statements and schedules included in the Registration Statement, audited by Schumacher & Associates, Inc.,
   Certified Public Accountants.

         All documents filed by the Company with the SEC pursuant to Section
13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this post-effective amendment and prior to the filing of any other post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this post-effective amendment and to be a part hereof from the date of filing of such documents.

         Any statement contained in the Registration Statement, in a supplement to the Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this post-effective amendment to the extent that a statement contained herein or in any other subsequently filed supplement to the Registration Statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of Registration Statement and this post-effective amendment.

                                    EXHIBITS

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
         Exhibit Number             Description
         --------------             -----------
               4.10                 The Company's Bylaws, as amended, which
                                    define the rights of holders of the equity
                                    securities being registered. (Incorporated
                                    by reference to Exhibit 3.6 of the Company's
                                    Registration Statement on Form SB-2 (file
                                    no. 333-78077) filed on May 7, 1999.)

               4.11 The Company's Articles of Incorporation, as amended, which define the rights of holders of the equity securities being registered.
                                    (Incorporated by reference to Exhibit 3.9 of the Company's Report on Form 8-K dated June
                                    14, 2000 and filed June 15, 2000.)


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


         Exhibit Number             Description
         --------------             -----------
               5.12                 Opinion of Counsel, Futro & Trauernicht LLC.
                                    (Incorporated by reference to Exhibit 5.12 of the
                                    Company's Registration Statement on Form S-8 (file
                                    no. 333-32548) filed on March 15, 2000.)

               10.16                TSIG.com Incentive Stock Plan dated December 17, 1999.
                                    (Incorporated by reference to Exhibit 10.16
                                    of the Company's Registration Statement on Form
                                    S-8 (file no. 333-32548) filed on March 15, 2000.)

               23.27                Consent of Schumacher & Associates, Inc., Certified
                                    Public Accountants. (Filed herewith.)

               23.28                Consent of Counsel, Futro & Trauernicht LLC. (Filed herewith.)


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



                        TELESERVICES INTERNET GROUP INC.

                             UP TO 1,000,000 SHARES
                         COMMON STOCK, $.0001 PAR VALUE

         Up to 1,000,000 shares of our common stock may be reoffered and resold on a continuous or delayed basis in the future by the Selling Security Holder who is an affiliate. See "Selling Security Holder". We will not receive any of the proceeds from the sale of shares by the Selling Security Holder. We are required to file reports pursuant to Section 15(d) of the Securities Exchange Act of 1934. Our common stock is traded on the Over-the-Counter Bulletin Board of the National Association of Securities Dealers, Inc. under the trading symbol "TIGI". On July 3, 2000, the closing bid price of our common stock was $2.41 per share.

     See "Risk Factors" for a discussion of certain factors that should be considered by prospective purchasers of the securities offered in this post-effective amendment.

     ----------------


         Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         You should rely only on the information contained in this post-effective amendment. We have not authorized anyone to provide you with information different from that contained in this post-effective amendment. The Selling Stockholder is offering to sell and seeking offers to buy shares of Common Stock in jurisdictions where offers and sales are permitted. The information contained in this post-effective amendment is accurate only as of the date of this post-effective amendment, regardless of the time of delivery of this post-effective amendment or of any sale of the Common Stock.

                  THE DATE OF THIS PROSPECTUS IS JULY 7, 2000.

                  AVAILABLE INFORMATION AND CERTAIN DEFINITIONS

         We have filed with the SEC, 450 5th Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-8, (the "Registration Statement") of which this post-effective amendment is a part, together with all amendments and exhibits regarding the offering of shares. The post-effective amendment does not contain all of the information included in the Registration Statement. Whenever a reference is made in this post-effective amendment to any contract or other document of ours, the reference may not be complete, and you should refer to the exhibits that are a part of the Registration Statement for a copy of the contract or document.

         We are a reporting company subject to the informational requirements of the Securities Exchange Act of 1934 and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the Registration Statement, including the exhibits, and any other documents we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information from the Public Reference Room. In addition, the SEC also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

         We will provide without charge to each person to whom a copy of this post-effective amendment is delivered, upon oral or written request, a copy of any or all of the documents incorporated by reference into this post-effective amendment, other than certain exhibits to such documents. Requests for such copies shall be directed to Shareholder Relations, TeleServices Internet Group Inc., 100 Second Avenue South, Suite 1000, St. Petersburg, Florida 33701 (telephone: 727-895-4410).

         All references to "Company", "we", "our" and "us" refer to TeleServices Internet Group, Inc. and its subsidiaries.

                        DISCLOSURE OF COMMISSION POSITION
                ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents are incorporated into this post-effective amendment by reference and made a part hereof:

1 The Company's Initial Registration Statement on Form S-8, SEC File
  No. 333-32548, filed with the SEC on March 15, 2000.

2 The Company's Annual Report on Form 10-KSB for the fiscal year ended December
  31, 1999.

3 The Company's Quarterly Report on Form 10-QSB for the fiscal period ended
  March 31, 2000.

4 The Company's Reports on Form 8-K filed March 16, 2000; June 15, 2000; and
  July 5, 2000.

5 The Company's consolidated financial statements and schedules included in the Registration Statement, audited by Schumacher & Associates, Inc., Certified Public Accountants.

         All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this post-effective amendment and prior to the filing of any other post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this post-effective amendment by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated by reference will be deemed to be modified or superseded for purposes of this post-effective amendment to the extent that a statement contained herein or in any subsequently filed document that is deemed to incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this post-effective amendment.

                                TABLE OF CONTENTS

         AVAILABLE INFORMATION AND CERTAIN DEFINITIONS...................................................2
         DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION............................................2
         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.................................................2
         PROSPECTUS SUMMARY..............................................................................4
         RISK FACTORS...................................................................................10
         SELLING SECURITY HOLDER........................................................................14
         PLAN OF DISTRIBUTION...........................................................................15
         INTERESTS OF NAMED EXPERTS AND COUNSEL.........................................................15

                               PROSPECTUS SUMMARY

         The following summary information should be read in conjunction with, and is qualified in its entirety by, the detailed information and financial statements and related notes which appear either elsewhere in this post-effective amendment or are included in the Annual Report on Form 10-KSB for fiscal year end 1999 and the Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000, both of which are incorporated by reference.

         Cautionary statement identifying important factors that could cause our actual results to differ from those projected in forward-looking statements. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are advised that this document and documents incorporated by reference into this document contain both statements of historical facts and forward looking statements. Forward looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially for those indicated by the forward looking statements. Examples of forward-looking statements include, but are not limited to:

o Projections of our revenues, income or loss, earning or loss per share, capital expenditures, dividends, capital structure and other financial items.

o Statements of our plans and objectives of our management or Board of Directors, including the introduction of new products, or estimates or predictions of actions by customers, suppliers, competitors or regulatory authorities.

o    Statements of our future economic performance.

o Statements of our assumptions underlying other statements and statements about the Company or our business.

         This post-effective amendment and any other documents incorporated by reference also identify important factors which could cause actual results to differ materially from those indicated by forward looking statements. These risks and uncertainties include price competition, the decisions of customers, the actions of competitors, the effects of government regulation, possible delays in the introduction of new products and services, customer acceptance of products and services, the Company's ability to secure debt and/or equity financing on reasonable terms, and other factors which are described in this document or in documents incorporated by reference.

         These cautionary statements made pursuant to the Private Litigation Securities Reform Act of 1995 and elsewhere by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us prior to the effective date of this Act. Forward looking statements are beyond our ability to control and in many cases the we cannot predict what factors would cause results to differ materially from those indicated by the forward looking statements.

THE COMPANY

         History of the Company

         The Company (formerly TeleServices International Group Inc. and Visitors Services International Corp. and Dynasty Capital Corporation) was a development stage enterprise formed under the laws of the State of Florida on September 29, 1986, to evaluate, structure and complete a business combination in the form of a merger with, or acquisition of, prospects consisting of private companies, partnerships or sole proprietorships.

         In September 1996, the Company acquired Visitors Services International Corp., formerly Visitors Services, Inc. ("VSI") as a result of an Agreement and Plan of Reorganization ("Agreement") among the Company,

VSI and certain Stockholders of VSI, dated September 26, 1996, pursuant to which a minimum of 80% of the issued and outstanding shares of VSI were to be exchanged on a one share for one share basis for shares of restricted stock of the Company. An exchange offer was extended to and accepted by all of the remaining shareholders of VSI. By virtue of the reorganization, VSI became a wholly-owned subsidiary of the Company. VSI was in the business of providing reservations and information services to Convention and Visitors Bureaus and convention/event organizers.

         On March 5, 1999, VSI filed a voluntary petition for relief under Chapter 7 of the United States Bankruptcy Code for the Middle District of Florida, Tampa Division.

         Present Business of the Company

         Headquartered in St. Petersburg Florida and doing business as "TSIG.com", we are an internet-based products and services company that forms joint-venture "partnerships" with national corporations and non-profit organizations, and then work with those "partners" to design revenue-sharing affinity programs to attract consumers to their web sites.

The myCard Program

         TSIG.com has created its myCard programs to benefit both the corporate and non-profit communities, as well as consumers. TSIG.com forms myCard "partnership" agreements with national corporations and non-profit organizations, and then works with its "partners" to design revenue-generating programs that attract consumers to the web sites of both companies. The first myCard program was myMusicCard, which enables consumers to purchase CDs and cassettes at the lowest prices. Similarly TSIG.com's myPhotoCard programs provide low-cost film processing and Kodak Film, and the myPhoneCard programs provide low-cost prepaid long-distance calling card services.

         These customized marketing programs are intended to provide recurring revenues to TSIG.com and its partners, and help develop strong brand loyalty and awareness within target communities. TSIG.com also provides customer service and support with its web-based call center and related services. We have a corporate web site at www.tsig.com and a myMusicCard web site at www.mymusiccard.com.

         TSIG.com offers it's "My Card" programs through two wholly owned subsidiaries: My MusicCard Company and My Card, Inc. To handle order fulfillment of current and future products, the TSIG.com uses third-party fulfillment houses and may develop its own fulfillment facility in California.

         In the myCard programs, TSIG.com forms revenue-sharing joint-venture "partnerships" with corporations and non-profit organizations. Typically, the proceeds from the sale of the myMusicCards are split 50/50 between TSIG.com and the "partner" organization. Non-profits use the myMusicCard for fund-raisers, while corporations use the myCards as corporate premium promotions. In effect, the corporations and the non-profits act as marketing agents for TSIG.com.

TSIG.com's Proposed Acquisition of American Teleswitch

         In March 2000, TSIG.com entered into a letter of intent to acquire American Teleswitch Corporation ("ATC"), a privately-held company based in Colorado Springs, Colorado. ATC markets and sells several telephony-based products to more than 750,000 customers in the European community and the Far East through large telecom providers, including British Telecom, Cable & Wireless, Deutsche Telecom and Telefonica Italia. In 1999, ATC generated approximately $3 million of revenues and net earnings of $400,000 (unaudited), and management of ATC has told TSIG.com that they expect revenue and profit growth of 25% of 40% per year for the next several years. Further, TSIG.com has been advised that ATC, through its distribution channels, brings TSIG.com access to an installed customer base of 750,000, expected to grow to more than 4,000,000 by 2003.

TSIG.com's Pending Acquisition of GeneralSearch.com, Inc.

         On June 7, 2000 TSIG.com announced that it had entered into a definitive agreement to acquire GeneralSearch.com, Inc. ("GeneralSearch") which is debt free and has more than $5 million of cash in the bank.

         The transaction involves the merger of GeneralSearch into a newly formed subsidiary of TSIG.com, with 45 million shares of common stock of TSIG.com being issued to current shareholders of GeneralSearch. The companies decided to merge because they believe their union will generate synergies resulting in far greater value than each could separately attain. The closing is subject to and will take place after 1) the receipt of a fairness opinion, 2) an audit of the books and records of GeneralSearch, 3) registration of the transaction on Form S-4 and 4) approval by GeneralSearch shareholders.

         GeneralSearch, located in West Chicago Illinois, is a private company that was formed in 1998 to enhance the individual's Internet experience. It is an Internet portal with one of the most powerful and accurate search engines on the Internet, with access to a database of more than 100 million links. The search engine is family oriented, with filters that eliminate virtually all adult-oriented content, while still providing the most accurate search results available on the Internet. GeneralSearch also has more than 900 Internet-based affiliates, including Office Max, Stamps.com and other popular sites. It offers free Internet access for life, free e-mail, fax, integrated messaging and other services.

TSIG.com's Pending Acquisition of The Affinity Group, Inc.

         On June 14, 2000 TSIG.com announced that it had entered into a definitive agreement to acquire The Affinity Group ("Affinity"). For 1999, Affinity had revenues of $22 million (unaudited), with pre-tax profits of $4million (unaudited), and for 2000, Affinity has targeted revenues of $30 million with profits of $6 million. The acquisition of Affinity is designed to leverage TSIG.com's relationships with multi-national corporations such as Coca-Cola and Lufthansa and national non-profits such as UCP by introducing them to Affinity and its proven affinity program. The acquisition will complement TSIG.com's pending acquisition of GeneralSearch.com, Inc. because Affinity's programs have the potential to drive millions of Internet users to register on GeneralSearch.com, Inc. With the acquisition of Affinity, TSIG.com gains expertise in database mining and marketing.

         The transaction will close after (1) the closing of General Search.com, Inc.'s transaction and (2) an audit of the books and records of Affinity. In exchange for 100% of the equity of Affinity, TSIG.com will issue 5 million post-split shares of its common stock. TSIG.com also agreed to execute three-year employment agreements with Scott Roix, the president and founder of Affinity, and seven members of his management team, and to grant options to them and other employees. Currently Affinity has a total of seventy-two employees.

         Affinity, headquartered in St. Petersburg, Florida, is an emerging affinity marketing company that specializes in database mining, product development and sales. Affinity forms partnerships with other successful companies in order to create synergies that offer the best products to the most customers at attractive margins for Affinity and its partners. The success of Affinity started with certificate travel and club memberships, and has expanded into affinity programs that serve a growing U.S. and international customer base. Affinity currently markets its products and services in the United States, Europe, Australia, Latin America and Canada.

TSIG.com's Pending Acquisition of Reliant Interactive Media Corp.

         On June 26, 2000 TSIG.com announced that it had entered into a definitive agreement to acquire Reliant Interactive Media Corp. ("Reliant") a direct marketing company that specializes in the production of long-form commercial programming that drives retail sales via television and the Internet. For the twelve-month period ending March 31, 2000, Reliant had net sales of $41.2 million (unaudited), of which $20.1 million (unaudited) were in the first fiscal quarter of 2000. For fiscal year 2000, Reliant's sales are targeted at $90 million. The acquisition will complement TSIG.com's pending acquisition of GeneralSearch.com, Inc. because Reliant's marketing programs have the potential to drive millions of Internet users to register on GeneralSearch.com, Inc.



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         The transaction will close after the acquisitions of GeneralSearch.Com and The Affinity Group, and is subject to the approval of Reliant's shareholders. TSIG.com has agreed to provide up to $10 million of working capital for the acquired entity, and to execute three-year employment agreements with Kevin Harrington, the chairman and chief executive officer of Reliant, as well as Tim Harrington and Mel Arthur, the other key members of the management team. In exchange for 100% of the equity of Reliant, TSIG.com will issue 3.5 million shares of its common stock.

         Reliant, based in Tampa, Florida, has combined the marketing power of television and the personal computer to sell cutting-edge products to consumers. Reliant produces long-form commercial programming that drives customers to purchase products through the convenience of the telephone or by using their Web properties. They are successfully driving customers to their web site on dollars that are already generating a profit from telephonic responses. They have created a working business model that develops customers for their Web properties at no direct acquisition costs, because the production and the media costs are being covered independently of Web site sales.

Lufthansa City Center, Teleglobe and TSIG.com to Launch myCard Programs in
Europe

         In March 2000, TSIG.com entered into a five-year license agreement with ETC, STS/Lufthansa City Center, the sales arm of Lufthansa Airlines, to market and sell TSIG.com's myMusic&Phone Card programs through the travel and airline industries in all European countries. TSIG.com will fulfill the myMusicCard orders, and Teleglobe, a leading international teleservices provider, will provide prepaid long-distance services under its recently executed agreement with TSIG.com. The myMusic&Phone Card will be the first of TSIG.com's myCards that enables its users to buy multiple products with a single card. ETC, STS/Lufthansa City Center will market TSIG.com's myMusic&Phone Card through its 500 Lufthansa City Centers, which last year served 98 million travelers, including 44 million on the Lufthansa AG passenger airline.

The Perfect Pitch 2000 Family Program in Schools with Lifetime Learning Systems

         In March 2000, TSIG.com reached an agreement with Lifetime Learning Systems of Stamford, Connecticut, to offer its Perfect Pitch 2000 Family Package in over 100,000 schools nationwide, with a potential audience of more than 50,000,000 K-12 students. The Perfect Pitch Package contains both the myMusicCard, which offers music CDs and cassettes at greatly discounted prices, as well an Internet Access Software Disc, which provides free lifetime use of a powerful Internet Web browser with e-mail, voice mail and fax services. The internet access is provided through TSIG.com's agreement with General Search.com, a family oriented and adult-content free website. General Search offers one of the most powerful and accurate search engines on the Internet, with a database of more than 100 million links, and has more than 800 Internet-based affiliates, including Amazon.com, AOL, Priceline, American Greetings and eToys.

         Lifetime Learning Systems is the leader in creating corporate-sponsored educational programs in the schools, and over the past several decades, has created programs for such companies as American Express, A&T, Coca-Cola, Delta Airlines, Kodak, General Mills, Hershey, McDonald's, Microsoft, Pepsi, Sears, and Sony.

         The Perfect Pitch 2000 Family Package can be used in the schools as a fund-raising program, where the school would receive $5.00 for each card sold, the National Music Foundation would receive $0.75 and TSIG.com would receive the remaining $4.25. If only 2% of the students participate in the program, and each sells an average of 2 myMusicCards, then 2,000,000 cards would be sold, this would generate $20,000,000 in revenues, of which TSIG.com's share would be $8,500,000.

Coca-Cola Promotional Campaigns

         In January 2000, the Atlanta Coca-Cola Bottling Corp., a division of Coca-Cola Enterprises, used the myMusicCard program to conduct a promotional campaign targeted at the teen market for Superbowl 2000. My MusicCard Company and Coke collaborated to produce the promotional 3-unit Coca-Cola Superbowl MusicCard, allowing Coke customers to purchase three CDs at $10.99 each or less. The promotion featured special offers from

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Circle K, AMC Theaters, AMF Bowling Centers, Athletes Foot and the NFL
Experience. My MusicCard Company also produced a customized Coca-Cola MusicCard web page and agreed to assist Coca-Cola with database marketing efforts resulting from the promotion.

         The Company and Coca-Cola are currently collaborating regarding additional promotional campaigns in the Southeast and other regions of the country.

National Marketing Partner of United Cerebral Palsy Associations

         In December 1999, TSIG.com was appointed National Corporate Sponsor and National Marketing Partner of United Cerebral Palsy Associations (UCP), and designated their exclusive source of music and film processing for fund-raising purposes. Under the agreement, TSIG.com and UCP will jointly market and sell myMusicCard and myPhotoCard products through UCP's local affiliates and other National Corporate Sponsors, which include Tosco, Circle K, Miller Brewing, QVC, First USA and others.

Marketing Pact with Public Radio Station

         In November 1999, TSIG.com formed an agreement with WUFT-FM, a public radio station in Gainesville, Florida, to market myMusicCard to public radio stations nationwide. Under the Agreement, WUFT will introduce myMusicCard as a fund-raising and awareness vehicle for public radio stations. To kick-off the program, WUFT arranged for myMusicCard to make a presentation to Florida's public radio stations at the November Florida Public Radio Broadcasting Meeting.

The 4-H Club Program

         TSIG.com and the National 4-H Council have formed a revenue-sharing agreement, such that TSIG.com and local 4-H Clubs would split 50/50 the revenue from the $10.00 myMusicCards sold by 4-H. The program is being marketed to the nation's 156,000 4-H Clubs with 6,500,000 members.

TSIG.com Private-Label websites

         TSIG.com also can "private label" its websites for other users. The first such agreement was with Nettaxi, a premiere commerce-enabled online community with more than 100,000,000 monthly page views. Visitors to the Nettaxi home page can click onto the Nettaxi myMusicCard site and purchase myMusicCards and CDs.

The Strategic Marketing Alliance with TEMPO for Corporate Clients

         TSIG.com has formed a strategic marketing alliance with The Entertainment Marketing and Promotion Organization (TEMPO), the leader in custom-entertainment software-based promotions for Fortune 500 companies. Under the alliance, TEMPO is TSIG.com's exclusive provider of custom compilations, and the companies work together to promote the myMusicCard program to the corporate and non-profit customers of both companies.

         Trademarks

         We have applied for federal registration of several trademarks and service-marks which are currently pending approval.

         Employees

         As of April 14, 2000 we, including our subsidiaries, employ 26 individuals, of which 25 are full-time employees and one is a part-time employee.

THE OFFERING

         Common Stock offered by the Selling Security Holder of up to 1,000,000 Shares

         Shares of Common Stock Outstanding as of July 3, 2000            28,163,415

         Use of Proceeds                                                  We will not receive any proceeds from
                                                                          the sale of shares by the Selling
                                                                          Security Holder

         Over-the-Counter Bulletin Board Symbol                           TIGI

RISK FACTORS

         Our securities involve a high degree of risk, including, but not limited to, the factors described below. An investment in our securities should be made only by persons who can afford a loss of their entire investment. Investors should consider carefully the following risk factors inherent in and affecting our business.

We have a history of operating losses, depletion of working capital and financial instability.

         For the quarter ended March 31, 2000, we had a net loss of approximately $5,036,625. These losses are expected to continue for an undetermined time. As of March 31, 2000, we had a negative stockholders' equity of $1,925,262, an accumulated deficit of $51,541,739 and a working capital deficit of $1,909,080. We have earned limited operating revenues. Our financial success will depend largely upon facts related to our operations. There is substantial doubt as to whether we will be able to continue operations. There can be no assurance whether we will be able to achieve profitable operations or sustained revenues.

We will require additional funding.

         Our business will continue to require substantial funds for capital expenditures and related expenses in our business plans. The timing and amount of such spending is difficult to predict accurately and will depend upon many factors. To the extent required, we may seek additional funds through additional private placements which will be exempt from registration. Any such additional private placements will not require prior approval from our shareholders and may include offerings of equity securities such as common stock or preferred stock which is convertible into common stock, or debt securities such as notes or debentures convertible into common stock. If additional funds are raised by issuing equity or debt securities, further dilution to shareholders could occur. Additionally, we may grant registration rights to investors purchasing future equity or debt securities. There can be no assurance that additional financing will be available when needed or on terms acceptable to us.

There is no assurance of profitability and this is a highly speculative investment.

         The telecommunications and internet industries are subject to intense competition. The market in which we compete is characterized by rapidly changing technology, evolving industry standards, frequent new service and product introductions and enhancements and changing customer preferences. The demands created by these market characteristics are increased by the emerging nature of the Internet and the apparent need of companies from a multitude of industries to offer Web-based products and services. Our future success in the Internet commerce business therefore will depend on our ability to adapt to rapidly changing technologies, to adapt its services to evolving industry standards and to continually improve our performance, features and reliability of its service. Our failure to adapt to such changes would harm our business. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require substantial expenditures to modify or adapt our services or infrastructure.

         We have been operating at a loss since inception, and cannot be assumed that our plans will either materialize or prove successful. There is no assurance that our operations will become profitable. In the event our plans are unsuccessful, you may lose all or a substantial part of your investment. For these and other reasons, the purchase of stock must be considered a highly speculative investment.

We are currently involved in litigation.

         We are currently defending several pending lawsuits. There can be no assurance that the outcome of any litigation will not result in substantial cost and uncertainty to us.

We continue to rely on our existing key management and may be negatively affected if we are unable to hire and retain key personnel.

         Our future success depends in significant part upon the continued service of our key management personnel. Competition for such personnel is intense, and there can be no assurance that we can retain our key management or that we can attract, assimilate or retain other highly qualified managerial personnel in the future. The loss of key personnel, especially without advance notice, or the inability to hire or retain qualified personnel could have a material adverse effect upon our business, financial condition and result of our operations. We do not currently maintain additional life insurance on the life of any of our key officers, directors, employees or consultants.

Indemnification and Limitation of Directors' and Officers' Liability.

         Our by-laws provide that the we will indemnify a current or past director or officer, or person who has acted in such capacity for another corporation at our request, (and such person's heirs and legal representatives) against all reasonably incurred costs and amounts paid to settle an action, in a proceeding where he has been named as a party because of his role. We have also entered into indemnification agreements with several of our officers and directors along with those officers of our subsidiaries, and may enter into similar agreements in the future. We currently have directors' and officers' liability insurance policies with a total limit of liability of $10,000,000 (including costs of defense). The current policies expire May 31, 2001.

         Florida law provides that our directors will not be personally liable to the Company or our shareholders for monetary damages involving breach of fiduciary duty as a director if:

o he acted honestly and in good faith with the Company's best interests in view;
o in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful;
o    he did not receive an improper personal benefit from a transaction; and
o    he did not authorize a distribution that is unlawful under Florida law.

         We have been advised that while indemnification may be invoked to disclaim liability for damages by our directors, officers or controlling persons under these circumstances, in the opinion of the SEC, such indemnification is against public policy and unenforceable.

Issuance of our preferred and common stock could affect our market value.

         Our Articles of Incorporation authorizes the issuance of 10,000,000 shares of preferred stock. The preferred stock may be divided into one or more series. Effective March 31, 2000, we issued 1,250,000 shares of Series A Convertible Preferred Stock. Each share of preferred stock is convertible into 4 shares of restricted common stock and 4 warrants exercisable at $2.00 per share, unless a registration statement does not become effective within 120 days, then the exercise price will be reduced to $1.50 per share (all figures reflect the 10-for-1 reverse split of our common stock which occurred on June 23, 2000). The preferred shares were issued at $2.00 per share. Our board of directors is authorized to determine the rights, provisions, privileges and restrictions and number of authorized shares of any series of preferred stock. Additionally, the preferred stock can have other rights, including voting and economic rights that are senior to the common stock. The conversion of any of the Series A Convertible Preferred Stock or the issuance of any additional preferred stock could adversely affect the market value of our common stock.

We do not anticipate any cash dividends on our common stock.

         Our Board has sole authority to determine whether we will pay cash dividends. The decision not to pay cash dividends will depend on such factors as our earnings, capital requirements and financial condition. We have not paid cash dividends in the past and do not anticipate paying cash dividends in the near future.

Issuance of our shares can dilute stock ownership.

         When more shares are issued, your stock ownership will be diluted. We currently have outstanding options and other contingent commitments, including pending acquisitions, which will require us to issue shares of common stock. Additional stock or options to acquire our shares can be granted at any time by our Board and usually without shareholder approval.

Future sales of our common stock by management and other shareholders.

         Future sales of common stock by our management personnel and shareholders may be made under Rule 144 of the Securities and Exchange Act of 1933 Act, as amended. In general, under Rule 144, a person who has held our stock for one year may, under certain circumstances, sell within any three-month period a number of shares which is not greater than one percent of the then outstanding shares of common stock or (if qualified) the average weekly trading volume in shares during the four calendar weeks immediately prior to such sale. Under certain circumstances, the sale of shares which have been held for two years by a person who is not affiliated with the Company is also permitted. Management personnel and others have or may acquire our shares of common stock registered on the Initial Registration Statement on Form S-8 which may be sold in compliance with state securities laws without restriction by non-affiliates in, and by those affiliated with us either (i) under Rule 144 but without the one-year holding period or (ii) pursuant to an effective reoffer prospectus filed for the Form S-8. Future sales of common stock may have an adverse effect on the current market price of our common stock and adversely affect our ability to obtain future funding as well as create a potential market overhang.

The market price of our common stock has been volatile.

         Historically, the public market price of our common stock has been volatile. There can be no assurance that the market price of our stock will not decline below its current price. The market price for securities of telecommunications and internet companies have historically been highly volatile. We believe that fluctuations in its operating results and even mild expressions of interest on a particular day (being traded on the OTC Bulletin Board) can cause the market price of our shares to fluctuate, perhaps substantially. Our stock can expect to experience substantial price changes in short periods of time, owing to the unpredictability of the OTC Bulletin Board. Stock markets in the United States have, from time to time, experienced significant price and volume fluctuations which are not necessarily related to our net worth or any other established criteria of value. It can be expected that substantial price swings will occur in our stock for the foreseeable future, and percentage changes in stock indices (such as the Dow Jones Industrial Average) could be magnified, particularly in downward movements of the markets. These fluctuations may adversely affect the price of our common stock.

We are subject to risks associated with information dissemination through the Internet.

         The law relating to the liability of online services companies for information carried on or disseminated through their services is currently unsettled. Claims could be made against online services companies under both United States and foreign law for defamation, libel, invasion of privacy, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their services. Several private lawsuits seeking to impose liability upon other online services companies currently are pending. In addition, federal, state and foreign legislation has been proposed that imposes liability for or prohibits the transmission over the Internet of certain types of information. If we become liable for information provided by our members and carried on our service, we could be directly harmed and may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources and/or to discontinue certain service offerings. In addition, the increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. We do not currently carry any liability insurance which covers this type of exposure, any costs incurred as a result of this liability or asserted liability could harm our business.

New and existing regulation of the Internet could harm our planned business activities.

         We are subject to the same federal, state and local laws as other companies conducting business on the Internet. Today there are relatively few laws specifically directed towards online services. However, due to the increasing popularity and use of the Internet and online services, it is possible that laws and regulations will be adopted with respect to the Internet or online services. Applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of these laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Those laws that do reference the Internet, such as the recently passed Digital Millennium Copyright Act, have not yet been interpreted by the courts and their applicability and reach are therefore uncertain. Changes to existing laws or the passage of new laws could directly affect the way we do business or could create uncertainty in the marketplace. This could reduce demand for our services, increase the cost of doing business as a result of litigation costs or increased service delivery costs, or otherwise harm our business. In addition, because our services are accessible worldwide, and we intend to facilitate sales of goods to members worldwide, foreign jurisdictions may claim that we are required to comply with their laws. Our failure to comply with foreign laws could subject us to penalties ranging from fines to bans on our ability to offer our services.

         In the United States, companies are required to qualify as foreign corporations in states where they are conducting business. As an Internet company, it is unclear in which states we are actually conducting business. Our failure to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject us to taxes and penalties for the failure to qualify and could result in our inability to enforce contracts in those jurisdictions. Any new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to us, could harm our business.

Our Internet business will be dependent on the development and maintenance of the Web Infrastructure.

         The success of our Internet commerce business will in part depend upon the development and maintenance of the Web infrastructure. Because global commerce and the online exchange of information are new and evolving, we cannot predict whether the Web will prove to be a viable commercial marketplace in the long term. If the Web continues to experience increased numbers of users, increased frequency of use or increased bandwidth requirements, the Web infrastructure may be unable to support the demands placed on it. In addition, the performance of the Web may be harmed by increased users or bandwidth requirements. The Web has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of Web usage as well as the level of traffic and the processing of e-commerce transactions on our service. In addition, the Web could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of activity or due to increased governmental regulation. The infrastructure and complementary products or services necessary to make the Web a viable commercial marketplace for the long term may not be developed successfully or in a timely manner. Even if these products or services are developed, the Web may not become a viable commercial marketplace for services such as those that are offered by us.

Our Internet business is subject to online security risks.

         Our security measures may not prevent security breaches. Our failure to prevent security breaches could harm our business. Advances in computer capabilities, new discoveries in the field of cryptography, or other developments may result in a compromise or breach of the technology used by us to protect customer data. Any such compromise of our security could harm our reputation and our business. In addition, a party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. Security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. We do not carry any insurance to reimburse us for losses caused by security breaches.

Our Internet business may be subject to sales and other taxes.

         One or more states may seek to impose sales tax collection obligations on us because of engaging in or facilitating online commerce. Several proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. These proposals, if adopted, could substantially impair the growth of electronic commerce, and could diminish our opportunity to derive financial benefit from our activities. The U.S. federal government recently enacted legislation prohibiting states or other local authorities from imposing new taxes on Internet commerce for a period of three years. This tax moratorium will last only for a limited period and does not prohibit states or the Internal Revenue Service from collecting taxes on our income, if any, or from collecting taxes that are due under existing tax rules. A successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the exchange of merchandise on our system could harm our business.

Cautionary Statement Concerning Forward-Looking Statements Included In This Post-Effective Amendment.

         With the exception of historical matters, the matters discussed or incorporated by reference in this post-effective amendment are forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from targeted or projected results. These forward-looking statements include statements regarding the our intent, belief or current expectations along with our senior management team, including, without limitation, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately. Many of these factors are beyond our ability to control. You are cautioned not to put undue reliance on forward-looking statements.

SELLING SECURITY HOLDER

         The following table sets forth the person eligible to resell and the amount of securities available to be resold, if known at the date of this post-effective amendment, whether or not he has a present intent to do so. Reoffer and resale of the following securities may be made on a continuous or delayed basis in the future. The shares of Common Stock being registered for reoffer and resale are defined as control securities and have been or may be acquired by the Selling Security Holder, who is an affiliate, pursuant to the TSIG.com Incentive Stock Plan.

                              Relationship with      Number of Shares      Number of Shares     Percentage of Shares
Name and address of Selling   Company within past    beneficially owned    which may be         beneficially owned
Stockholder                   three years            before the offering   offered for resale   after offering
---------------------------   -------------------    -------------------   ------------------   --------------------
Robert P. Gordon              Director and Officer   4,312,153 n1          1,000,000            10.8%
Suite 1000
100 Second Ave. South
St. Petersburg, FL 33701

n1 Robert P. Gordon is Chairman, CEO and a Director of the Company. Robert P. Gordon individually owns 1,772,164 shares. Also included are 36,201 shares owned by Heaven International, Inc., which is controlled by Robert P. Gordon and Elizabeth K. Gordon. Included in the table are shares which Mr. Gordon has the right to acquire within 60 days from the date of this prospectus including 1,503,788 shares which Mr. Gordon may have the right to acquire pursuant to warrants at an exercise price of $.40 per share, and 1,000,000 shares which Mr. Gordon has the right to acquire pursuant to options granted under the TSIG.com Incentive Stock Plan exercisable at $.07 per share on or before December 16, 2004.

PLAN OF DISTRIBUTION

         Up to 1,000,000 of our shares of common stock offered hereby may be sold by the Selling Security Holder, and may be offered privately or through the selling efforts of brokers or dealers unknown to us.

INTERESTS OF NAMED EXPERTS AND COUNSEL

         Futro & Trauernicht, LLC, Attorneys and Counselors at Law (the "Firm"), has acted as our counsel and has given its opinion as to the validity of the original issuance of the securities registered in the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on March 15, 2000. Our Board has granted options to a member of the Firm, who currently holds the following options: 1) 150,000 options exercisable at $.70 per share; and 2) 1,000,000 options exercisable at $1.00 per share.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of the Registration Statement on Form S-8 and has duly caused this post-effective no. 1 amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on the 7th day of July, 2000.

                                     TELESERVICES INTERNET GROUP INC.


                                     By: /s/ Robert P. Gordon
                                        ----------------------------------------
                                         Robert P. Gordon, Chairman, Interim
                                         Chief Financial Officer, Interim
                                         Principal Accounting Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                                     By: /s/ Robert P. Gordon
                                        ----------------------------------------
                                         Robert P. Gordon, Director

                                     Dated:  July 7, 2000


                                     By: /s/ Paul W. Henry
                                        ----------------------------------------
                                         Paul W. Henry, Director

                                     Dated:  July 7, 2000


                                     By: /s/ Frank Ragano
                                        ----------------------------------------
                                         Frank Ragano, Director

                                     Dated:  July 7, 2000


                                     By: /s/ J.R. LeShufy
                                        ----------------------------------------
                                         J.R. LeShufy, Director

                                     Dated:  July 7, 2000

                                  EXHIBIT INDEX

         Exhibit Number             Description
         --------------             -----------
               4.10                 The Company's Bylaws, as amended, which
                                    define the rights of holders of the equity
                                    securities being registered. (Incorporated
                                    by reference to Exhibit 3.6 of the Company's
                                    Registration Statement on Form SB-2 (file
                                    no. 333-78077) filed on May 7, 1999.)

               4.11 The Company's Articles of Incorporation, as amended, which define the rights of holders of the equity securities being registered.
                                    (Incorporated by reference to Exhibit 3.9 of the Company's Report on Form 8-K dated June
                                    14, 2000 and filed June 15, 2000.)

               5.12                 Opinion of Counsel, Futro & Trauernicht LLC.
                                    (Incorporated by reference to Exhibit 5.12 of the
                                    Company's Registration Statement on Form S-8 (file
                                    no. 333-32548) filed on March 15, 2000.)

               10.16                TSIG.com Incentive Stock Plan dated December 17, 1999.
                                    (Incorporated by reference to Exhibit 10.16
                                    of the Company's Registration Statement on Form
                                    S-8 (file no. 333-32548) filed on March 15, 2000.)

               23.27                Consent of Schumacher & Associates, Inc., Certified
                                    Public Accountants. (Filed herewith.)

               23.28                Consent of Counsel, Futro & Trauernicht LLC. (Filed herewith.)